EX 99-B.8.51

Form of Amendment No. 2 to Participation Agreement for Retail Mutual Funds
By and Among
ING Life Insurance and Annuity Company
ReliaStar Life Insurance Company
ReliaStar Life Insurance Company of New York
and
AIM Distributors, Inc.

THIS AMENDMENT NO. 2 TO THE PARTICIPATION AGREEMENT FOR RETAIL MUTUAL FUNDS (the "Agreement") is made and entered into as of the __ day of July, 2005, by and among ING Life Insurance and Annuity Company, ReliaStar Life Insurance Company and ReliaStar Life Insurance Company of New York (all of the foregoing referred collectively as "Insurer"), and AIM Distributors, Inc.

WITNESSETH

WHEREAS, AIM Distributors, Inc. and Insurer are parties to a Participation Agreement dated as of October 1, 2000, as amended by Amendment No. 1 to Participation Agreement for Retail Mutual Funds dated as of January 1, 2003 (the "Participation Agreement");

WHEREAS, the parties now desire to (1) add a new fund to the Participation Agreement; and (2) to amend Schedule A to reflect a name change to Separate Account One.

NOW THEREFORE, in consideration of the premises and mutual covenants and promises expressed herein, the parties agree as follows:

Article I Section 1.1 is hereby amended to read as follows:

"1.1 The underwriter on behalf of the Fund agrees to sell to Insurer all Class A, Class R and Investor Class Fund shares of registered investment companies for which Underwriter now or in the future acts as principal distributor and agrees to execute such orders on a daily basis at the net asset value next computed after receipt by the Fund or its designee of the order for the shares of the Fund. For purposes of this Section 1.1, Insurer shall be the designee of the Fund for receipt of such orders and from each Account and receipt by such designee shall constitute receipt by the Fund, provided that the Fund receives notice of such order by 10:00 a.m. Eastern Time on the next Business Day. Business Day shall mean any day on which the New York Stock Exchange is open for trading which is also a "Business Day of the Fund" as that term is defined in the Fund prospectus."

2. Schedule A to the Participation Agreement is amended by deleting "Separate Account One" and replacing it with Separate Account N

IN WITNESS WHEREOF, the parties have executed this Amendment to the Participation Agreement as of the date first above written.

AIM DISTRIBUTORS, INC.

By:

Name:	Gene Needles

Title:	President

ING LIFE INSURANCE AND ANNUITY COMPANY

By:

Name:	Laurie M. Tillinghast

Title:	Vice President

RELIASTAR LIFE INSURANCE COMPANY

By:

Name:	Laurie M. Tillinghast

Title:	Vice President

RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK

By:

Title:	Vice President

SCHEDULE "A"

Variable Annuity Account B
Variable Annuity Account C
Variable Annuity Account D
Variable Annuity Account F
Separate Account N